LIFE PARTNERS REPORTS THIRD FISCAL QUARTER AND
NINE MONTHS RESULTS

WACO, TX — January 10, 2011 — Life Partners Holdings, Inc. (Nasdaq GS: LPHI) today announced a 15% decrease in net income, from $8.4 million or $0.57 per share for the three months ended November 30, 2009, to $7.1 million or $0.47 per share for the three months ended November 30, 2010.  Third quarter revenues decreased in the current period by 16%, from $31.0 million to $26.2 million.

For the nine months ended November 30, 2010, the company reported a 3% decrease in net income; $22.8 million or $1.53 per share compared to $23.5 million or $1.58 per share during the same period last year.

The company’s balance sheet remained strong with $28.6 million in cash on hand, a current ratio of 4 to 1 and a 15% increase in shareholders’ equity.

Brian Pardo, Chief Executive Officer, said, “While revenues for this quarter were somewhat lower than expected, our balance sheet grew stronger and investor interest in life settlements remains consistent.  We believe that the volatility of the financial markets over the past few years underscores the importance of having a portion of investment capital in long-term, non-correlated assets like life settlements.”

Among the financial results reported are the following:

THREE MONTHS
	11-30-2010	11-30-2009	% of Change
Revenues	$26.2 million	$31.0 million	16% decrease
Income from Operations	$10.7 million	$12.7 million	16% decrease
Pre-tax Income	$11.2 million	$13.2 million	15% decrease
Net Income	$ 7.1 million	$ 8.4 million	15% decrease
Earnings Per Share	$ 0.47 per share	$ 0.57 per share	18% decrease

NINE MONTHS
	11-30-2010	11-30-2009	% of Change
Revenues	$83.3 million	$87.5 million	5% decrease
Income from Operations	$35.0 million	$35.0 million	-
Pre-tax Income	$35.7 million	$36.7 million	3% decrease
Net Income	$22.8 million	$23.5 million	3% decrease
Earnings Per Share	$ 1.53 per share	$ 1.58 per share	3% decrease

BALANCE SHEET HIGHLIGHTS

	11-30-2010	11-30-2009
Cash	$28.6 million	$22.8 million
Current Assets	$47.5 million	$42.4 million
Current Liabilities	$11.8 million	$12.3 million
Current Ratio	4.0 to 1.0	3.4 to 1.0
Shareholders Equity	$68.8 million	$59.8 million

Life Partners is the world’s oldest and one of the most active companies in the United States engaged in the secondary market for life insurance, commonly called “life settlements.” Since its incorporation in 1991, Life Partners has completed over 126,000 transactions for its worldwide client base of over 27,000 high net worth individuals and institutions in connection with the purchase of over 6,400 policies totaling over $2.8 billion in face value.

Safe Harbor - This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. The statements in this news release that are not historical statements, including statements regarding future financial performance, investor interest in life settlements, the market for our services, the trends in the life settlement market and our experience within that market, are forward-looking statements within the meaning of the federal securities laws.  These statements are subject to numerous risks and uncertainties, many of which are beyond our control, that could cause actual results to differ materially from such statements. For information concerning these risks and uncertainties, see our most recent Form 10-K.  We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

LPHI-G

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FOR MORE INFORMATION, CONTACT:
Shareholder Relations (254) 751-7797
or info@lifepartnersinc.com

Visit our website at: www.lphi.com

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